Annual Meeting Results

An annual meeting of the funds shareholders was held on September 15, 2004. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds shareholders elected the following nine directors:

			    Shares   Shares Withholding
			   Voted For Authority to Vote
Benjamin R. Field III ... 15,146,508     226,965
Mickey P. Foret(a)....... 15,123,486 	 249,987
Roger A. Gibson ......... 15,128,942 	 244,531
Victoria J. Herget ...... 15,146,776 	 226,697
Leonard W. Kedrowski .... 15,141,029 	 232,444
Richard K. Riederer...... 15,147,672 	 225,801
Joseph D. Strauss........ 15,139,874 	 233,599
Virginia L. Stringer .... 15,142,159 	 231,314
James M.Wade ............ 15,141,579 	 231,894
(a) Mickey P. Foret tendered his resignation from the board of directors, effective May 2005

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal year ending May 31, 2005. The following votes were cast regarding this matter:

Shares 		   Shares 	 Broker
Voted For 	Voted Against Abstentions    Non-Votes
14,828,751 	   486,509 	 58,213 	 -